EXHIBIT 99.1

August 14, 2018

Tofutti Press Release

Company Contact:	Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES SECOND QUARTER

AND SIX MONTH RESULTS

Cranford, New Jersey — August 14, 2018 — TOFUTTI BRANDS INC. (OTCQB Symbol: TOFB) today announced its results for the thirteen and twenty-six week periods ended June 30, 2018.

Tofutti Brands reported net sales for the thirteen weeks ended June 30, 2018 of $3,443,000 compared to net sales of $3,646,000 for the thirteen weeks ended July 1, 2017. The decrease is primarily attributable to a $181,000 decline in frozen dessert and frozen food products sales, which were negatively impacted by the unavailability of certain frozen novelties. The Company’s gross profit decreased to $1,014,000 for the thirteen weeks ended June 30, 2018 from $1,173,000 in the thirteen weeks ended July 1, 2017, and its gross profit percentage declined to 29% in the thirteen weeks ending June 30, 2018 compared to 32% for the thirteen weeks ending July 1, 2017. Gross profit percentage in the second quarter of 2018 was negatively impacted by an increase in freight out expense. As a percentage of sales, freight out expense was 8% percent for the thirteen weeks ended June 30, 2018 compared to 6% percent for the thirteen weeks ended July 1, 2017. The Company had net income of $90,000, or $0.02 per share (basic and diluted), for the thirteen weeks ended June 30, 2018, compared to net income of $270,000, or $0.05 per share (basic and diluted), for the thirteen weeks ended July 1, 2017.

Net sales for the twenty-six week period ended June 30, 2018 were $7,217,000 compared to net sales of $6,929,000 for the twenty-six week period ended July 1, 2017, an increase of $288,000. The Company’s gross profit for the twenty-six week period ending June 30, 2018 was $2,294,000 compared to $2,187,000 for the twenty-six week period ending July 1, 2017, due to the increase in sales. The Company’s gross profit percentage was 32% for both periods. Freight out expense increased slightly by $14,000, or 3%, to $537,000 for the twenty-six weeks ended June 30, 2018 compared with $523,000 for the twenty-six weeks ended July 1, 2017. The Company’s net income for the twenty-six weeks ended June 30, 2018 was $416,000, or $0.08 per share (basic and diluted), compared to net income of $97,000, or $0.02 per share (basic and diluted), for the twenty-six weeks ended July 1, 2017.

As of June 30, 2018, the Company had approximately $537,000 in cash and cash equivalents and its working capital was approximately $4.1 million, compared with approximately $1,414,000 in cash and cash equivalents and working capital of approximately $3.1 million at December 30, 2017. The decline in cash is primarily the result of an increase in inventory and accounts receivable and a reduction in current liabilities.

Mr. David Mintz, Chairman and Chief Executive Officer of the Company stated, “While we experienced a slight decline in revenues in the second quarter, I am pleased with our operations in the quarter and with the outlook for the remainder of 2018. In the second quarter we experienced a decline in frozen dessert sales due to the unavailability of certain frozen novelties that our former manufacturing plant had produced for us. We expect that our new facility will commence production of Yours Truly Cones in September and stick novelties in the fourth quarter of this year. We also experienced a slight decline in sales of our vegan cheese products in the second quarter due to a decrease in our export cheese business. We expect that certain foreign custom issues which impacted our export sales will be resolved in the near term. We continue to believe that we on the right track to produce consistent profitable operations,” concluded Mr. Mintz.

About Tofutti Brands Inc. Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of dairy-free products. The Company sells more than 50 milk-free foods including frozen desserts, cheese products and prepared frozen dishes. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy, diabetic, kosher or vegan, as well as those who wish to have a healthier low-fat diet. Tofutti’s product line includes dairy-free ice cream pints, Tofutti Cutie® sandwiches and novelty bars. Tofutti also has prepared food entrees including Pizza Pizzaz® and Mintz’s Blintzes®, all made with Tofutti’s milk-free cheeses such as Better Than Cream Cheese® and Sour Supreme®. For more information, visit www.tofutti.com.

Forward-Looking Statements. Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.

Condensed Statements of Operations

(in thousands, except per share figures)

	Thirteen weeks ended June 30, 2018	Thirteen weeks ended July 1, 2017	Twenty-six weeks ended June 30, 2018	Twenty-six weeks ended July 1, 2017

Net sales	$3,443	$3,646	$7,217	$6,929
Cost of sales	2,429	2,473	4,923	4,742
Gross profit	1,014	1,173	2,294	2,187
Operating expenses	918	897	1,860	2,073

Income from operations	96	276	434	114
Interest expense	6	6	13	12
Income before income tax	90	270	421	102
Income tax expense	—	—	5	5
Net income	$90	$270	$416	$97
Weighted average common shares outstanding:
Basic and diluted	5,154	5,154	5,154	5,154
Earnings per common share:
Basic and diluted	$0.02	$0.05	$0.08	$0.02

TOFUTTI BRANDS INC.

Condensed Balance Sheets
(in thousands, except share figures)

	June 30, 2018	December 30, 2017*
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$537	$1,414
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $416 and $386, respectively	2,212	1,770
Inventories	2,001	1,483
Prepaid expenses and other current assets	89	72
Deferred costs	59	86
Total current assets	4,898	4,825

Fixed assets (net of accumulated depreciation of $22 and $19, respectively)	7	10
Other assets	16	16
Total assets	$4,921	$4,851

Liabilities and Stockholders’ Equity
Current liabilities:
Note payable-current	$—	$6
Accounts payable	458	468
Accrued expenses	239	536
Deferred revenue	65	94
Total current liabilities	762	1,104

Convertible note payable- related party	500	500
Note payable-long term	—	4
Total liabilities	1,262	1,608

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued	—	—
Common stock - par value $.01 per share; authorized 15,000,000 shares, issued and outstanding 5,153,706 shares at June 30, 2018 and December 30, 2017	52	52
Additional paid-in capital	207	207
Retained earnings	3,400	2,984
Total stockholders’ equity	3,659	3,243
Total liabilities and stockholders’ equity	$4,921	$4,851

* Derived from audited financial information.